                                                                    Exhibit 11.1

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                                                  Three Months Ended
                                                       June 30,
                                      ----------------------------------------
                                             1996                 1995
                                      -------------------  -------------------
                                      (In thousands, except per share amounts)

Shares issued outstanding (1)                 13,271               11,724

Common Stock Equivalent
  Stock Options (2)                            1,065                  760
                                             -------
                                              14,336               12,484
                                             =======              =======

Net income                                   $ 4,954              $ 2,685
                                             =======              =======

Earnings per share:                          $  0.35              $  0.22
Net income                                   =======              =======


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(1) Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.